CHAMPION ENTERPRISES, INC.

       1995 STOCK RETAINER PLAN FOR NONEMPLOYEE DIRECTORS

                      I.  GENERAL PROVISIONS


        1.1 Establishment. On November 29, 1994, the Board of Directors ("Board") of Champion Enterprises, Inc. ("Corporation") adopted the Champion Enterprises, Inc. 1995 Stock Retainer Plan for Nonemployee Directors ("Plan"), subject to the approval of shareholders at the Corporation's Annual Meeting on May 1, 1995.

        1.2 Purpose. The purpose of the Plan is to promote the best interests of the Corporation and its shareholders by encouraging Nonemployee Directors of the Corporation to acquire an ownership interest in the Corporation, thus identifying their interests with those of shareholders.

        1.3 Definitions. As used in this Plan, the following terms have the meaning described below:

              (a) "Board" means the Board of Directors of the Corporation.

              (b)  "Code" means the Internal Revenue Code of
1986, as amended.

              (c)  "Common Stock" means shares of the
Corporation's authorized common stock.

              (d)  "Corporation" means Champion Enterprises,
Inc., a Michigan corporation.

              (e) "Nonemployee Director" means an individual who has been elected or appointed to serve as a Director of the Corporation and is not an employee of the Corporation or a Subsidiary.

              (f)  "Plan" means the Champion Enterprises, Inc.
1995 Stock Retainer Plan for Nonemployee Directors, the terms of which are set forth herein, and amendments thereto.

              (g)  Rule 16b-3: means Rule 16b-3 of the
Securities and Exchange Commission (or any successor provision in effect at the applicable time).

              (h)  Stock Retainer:  means the payment of Common
Stock as the annual retainer for service as a Nonemployee
Director.

              (i) "Subsidiary" means a corporation defined in Code Section 424(f).

        1.4   Eligibility and Participation.  All Nonemployee
Directors are eligible to participate in the Plan and each such Director shall participate as described in Article 2.

        1.5   Stock.

              (a) Subject to the provisions of paragraph (c) of this Section 1.5 and the provisions of Section 3.1, no more than 50,000 shares of Common Stock may be issued pursuant to Stock
Retainers under the Plan.

              (b) Authorized but unissued shares of Common Stock and issued shares of Common Stock held by the Corporation or a Subsidiary, whether acquired specifically for use under this Plan or otherwise, may be used for purposes of the Plan.

              (c) If any shares of Common Stock issued pursuant to a Stock Retainer shall, after issuance, be reacquired by the Corporation for any reason, such shares shall no longer be charged against the limitation provided for in paragraph (a) of this Section 1.5 and may again be issued pursuant to Stock Retainers.

                  II.  TERMS OF STOCK RETAINERS


        2.1 Stock Retainers. Stock Retainers shall be subject to the following provisions:

              (a)  Except as provided in paragraph (b) of this
Section 2.1, effective as of May 1, 1995, and on each Annual Meeting date through the year 2000, each individual elected as a Nonemployee Director on an Annual Meeting date shall be paid a Stock Retainer consisting of 1,200 shares of Common Stock for his or her services as a Nonemployee Director until the next Annual Meeting of Shareholders. Any Nonemployee Director who serves as the chairperson of a Board Committee during such year shall receive an additional 100 shares of Common Stock.

              (b) Any new Nonemployee Director who is appointed by the Board to fill a vacancy on the Board prior to an Annual
Meeting of Shareholders shall receive a Stock Retainer consisting of a pro-rated number of shares for such interim term.

              (c) Once a certificate for shares is issued to a Nonemployee Director pursuant to a Stock Retainer, such shares shall not be forfeited upon the Nonemployee Director's termination of services on the Board regardless of the reason for such termination.

                       III. MISCELLANEOUS


        3.1   Adjustment Provisions.

              (a) The total amount of Common Stock reserved under the Plan for Retainers shall be adjusted pro rata for any increase or decrease in the number of outstanding shares of Common Stock resulting from payment of a stock dividend on Common Stock, a subdivision or combination of shares of Common Stock, or a reclassification of Common Stock.

              (b) The foregoing adjustments shall provide for the elimination of any fractional share.


        3.2   Plan Effective Date, Termination and Amendment.

              (a) The Plan shall be effective upon approval of the shareholders at the Corporation's Annual Meeting on May 1, 1995. No Stock Retainers shall be paid under this Plan with respect to any period beginning after the annual meeting date in the year 2000.

              (b) The Plan may be amended or terminated by the Board of Directors at any time upon the recommendation of the Corporation's Compensation Committee; provided, however, that
(i) no amendment shall become effective without the approval of shareholders to the extent that such approval is required under Rule 16b-3; and (ii) neither the Retainer Amount nor any other provision of the Plan that affects the number of shares of Common Stock subject to a Stock Retainer or the frequency with which Stock Retainers are paid, may be amended or otherwise modified more than once every six months, except as may be required to comply with the Code or Rule 16b-3, as they may be amended from time to time.

        3.3   General Provisions.

              (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any individual the right to continue to serve as a Nonemployee Director of the Corporation.

              (b) No shares of Common Stock shall be issued pursuant to a Stock Retainer unless and until all legal requirements applicable to the issuance of such shares have, in the opinion of counsel to the Corporation, been complied with. In connection with any such issuance, the person acquiring the shares shall, if requested by the Corporation, give assurances, satisfactory to the Corporation, in respect of such matters as the Corporation or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements.

              (c) No person (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan or subject to any Stock Retainer except as to such shares of Common Stock, if any, as shall have been issued to him.

              (d) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to Nonemployee Directors that the Corporation now has or may hereafter put into effect.


        IN WITNESS WHEREOF, this Champion Enterprises, Inc. 1995
Stock Retainer Plan for Nonemployee Directors has been executed
on behalf of the Corporation on this the      day of
, 1995.


                                  CHAMPION ENTERPRISES, INC.


                                  By:
                                     Walter R. Young, Jr.
                                     Chairman of the Board of
                                       Directors, President and
                                       Chief Executive Officer

                   BOARD APPROVAL:    11/29/94

                  SHAREHOLDER APPROVAL:  5/1/95